Exhibit 10.1

STIPULATED SETTLEMENT AGREEMENT
BY, BETWEEN AND AMONGST
DEBTOR, BLUE WATER GLOBAL GROUP, INC., AND
CREDITOR, CONVERTIBLE NOTEHOLDER, UNION CAPITAL, LLC

This Stipulated Settlement Agreement (the “Agreement”), entered into this 25th day of February 2021, by and between Blue Water Global Group, Inc. (“Blue Water” or “Debtor” or “Company”), a Nevada corporation, and Debtor, in that certain Chapter 11 Bankruptcy Case No. 21-10322-EPK (the “Blue Water Bankruptcy”) pending in the Bankruptcy Court for the Southern District of Florida, West Palm Beach Division, before Bankruptcy Judge Erik P. Kimball (the “Bankruptcy Court”), and Creditor, Convertible Note Holder, Union Capital, Inc., (“Union”) as the holder of two Convertible Notes given by Blue Water to Union (the “Union Notes”), which pursuant to Blue Water in its Bankruptcy Schedules E/F, under No. 3.25 & 3.26, respectively claims it owes $51,698.63, and $50,000.00, respectively, to Union, hereby agree to settle the disputes by and between them as follows:

1.               Blue Water and Union shall collectively be referred to as the “Parties”.

2.               Upon the completed execution of this Agreement, Union is immediately allowed to freely convert the Union Notes to Blue Water Common Stock, subject to the terms of the Union Notes.

3.               Blue Water and its authorized transfer agent VStock Transfer, LLC (hereinafter the “Transfer Agent” or “TA”), shall accept Union’s Conversion Notices at the rates and up to the amounts allowable under the Union Notes and reserved shares, without any restrictions on the converted shares, as allowable by law.

4.               Blue Water agrees that the Union shares upon conversion of the Union Notes are not property of Blue Water’s bankruptcy estate, and that the conversion of the same does not constitute a violation of the automatic stay of 11 U.S.C. §362.

5.             Upon the completed execution of this Agreement, Union waives the balance of any debt remaining on the Union Notes, and shall not file Proofs of Claims in the Blue Water Bankruptcy Case for any balance that would have remained due and owing on the Union Notes.

6.             Upon the completed execution of this Agreement, Blue Water will promptly notify the Transfer Agent to allow the Union shares in Blue Water to be converted without any restrictions or reservations.

7.             Blue Water may at its option, and in its discretion, notify the Bankruptcy Court that Blue Water and Union have resolved their differences between them by way of this Agreement, and may disclose the essential terms to the Bankruptcy Court.

8.             However, notwithstanding whether or not Blue Water submits this Agreement to the Bankruptcy Court, a hearing is held on the same, or whether or not, or when, the Bankruptcy Court approves the same, the parties agree that the Agreement is not required to be approved in order for this Agreement (i) to be effective, (ii) to take immediate effect upon execution, (iii) to bind the parties hereto, and (iv) to obligate the parties to immediately and promptly take all action necessary to comply with its terms.

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9.             Barring a court ruling affirmatively undoing any of the acts taken or required to be done under this Agreement, the parties to this Agreement shall immediately take such action as is necessary in furtherance of the Agreement.

10.          This Agreement is intended solely for the benefit of the Parties, and there are no intended third party beneficiaries to this Agreement.

11.          This Agreement is supported by good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties.

12.          Time is of the essence as to the Parties’ respective performance of their obligations under this Agreement.

13.            Except for any continuing obligations that the Parties have to each other under the Union Notes, and under this Agreement, this Agreement, sets forth the entire understanding of the Parties in connection with the subject matter hereof, and is intended to supersede all previous oral agreements concerning settlement. None of the Parties have made any statement, representation, or warranty in connection herewith, except as expressly set forth herein, which has been relied upon by the other Parties hereto or which acted as an inducement for the other Parties to enter into this Agreement; and each of the Parties agrees it is not in fact relying upon any such statements, representation, or warranties, or any other expectations, understandings or agreements other than those expressly set forth or incorporated by reference in this Agreement.

14.            This Agreement shall be deemed to have been mutually prepared by the Parties, and shall not be construed against any of them by reason of authorship.

15.            The terms of this Agreement will inure to the benefit of, and be binding upon, the Parties and all of their heirs, successors, assigns, officers, employees, directors, and members.

16.            If, for any reason whatsoever, any one or more of the provisions of this Agreement shall be held or deemed to be inoperative, unenforceable or invalid by a court of competent jurisdiction in a particular case or in all cases, such circumstances shall not have the effect of rendering such provision invalid in any other case or rendering any other provisions of this Agreement inoperative, unenforceable or invalid.

17.            The Parties agree that this Agreement may be executed in one or more counterparts, each of which shall be executed by one or more of the Parties, and such executed counterparts, taken collectively, will constitute one agreement. Copies sent via facsimile and/or in pdf format via email shall be treated the same as originals.

18.            This Agreement shall be governed by and enforced in accordance with the laws of the State of Florida, however the Union Notes shall remain to be governed by and enforced in accordance with the laws of the states set forth within the Union Notes.

19.            If a dispute arises with respect to the enforcement of this Agreement, or if any legal proceeding shall be brought to enforce or interpret any provision in this Agreement, or to recover damages for breach of this Agreement, such action shall be brought exclusively in the state or federal courts located in Palm Beach County, Florida.

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20.            However, if a dispute arises with respect to the enforcement of the Union Notes, or if any legal proceeding shall be brought to enforce or interpret any provision of the Union Notes, or to recover damages for breach of the Union Notes, such action shall be brought exclusively in the state or federal courts located in the venues and jurisdictions set forth in the Union Notes.

21.            The Parties waive the right to a jury trial and agree that the matter shall be tried by a court without a jury.

Done and entered into this 25th day of February, 2021

By:___________________________________________
Miro Zecevic, as authorized representative of Blue Water

By:___________________________________________
Yanky Borenstein, as authorized representative of Union

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